Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Company reports EPS of $0.77 for the quarter. Reported EPS were $3.56 for the year, up 17%.
Core EPS were $0.88 for the quarter. Core EPS were $3.65 for the year, up 14%.
Net sales increased 3% for the quarter and 2% for the year.
For the year, the company returned $717 million to shareholders.
Plano, TX, Feb. 12, 2015 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2014 EPS of $0.77 compared to $0.78 in the prior year period. Core EPS were $0.88 compared to $0.97 in the prior year.

For the quarter, reported net sales increased 3% on a 2% increase in sales volumes and favorable product, package and segment mix, which were partially offset by 1 percentage point of unfavorable foreign currency translation. Reported segment operating profit (SOP) increased 11%, or $38 million, on net sales growth and ongoing productivity improvements, as well as a favorable comparison to a $56 million non-cash charge due to our withdrawal last year from a multi-employer pension plan. These increases in year-over-year SOP were partially offset by increases in certain operating costs, including health and welfare and performance-based incentive compensation costs, a $13 million increase in marketing investments and an $8 million unfavorable foreign currency impact. Reported income from operations for the quarter was $256 million, including a $23 million unrealized commodity mark-to-market loss and a $14 million charge due to the annuitization of certain pension obligations. Reported income from operations was $264 million in the prior year period, which included the aforementioned $56 million pension charge and a $3 million unrealized commodity mark-to-market loss.

For the year, reported net sales increased 2%. Reported income from operations was $1,180 million, including the aforementioned $14 million pension charge and a $13 million unrealized commodity mark-to-market loss. Reported income from operations in the prior year was $1,046 million, which included the aforementioned $56 million pension charge and a $16 million unrealized commodity mark-to-market loss. Core income from operations was $1,205 million, up 7% compared to the prior year period. For the year, the company reported earnings of $3.56 per diluted share compared to $3.05 per diluted share in the prior year period. Core EPS were $3.65 compared to $3.20 in the prior year period.

DPS President and CEO Larry Young said, “In looking back at our performance in 2014, there’s no question that our teams continued to deliver against our focused strategy in a competitive environment. We continued to build our brands with relevant consumer messaging and programming, delivered innovation to meet consumers’ evolving needs and drove distribution and availability gains across the portfolio. Rapid Continuous Improvement (RCI) is helping us to drive growth and productivity across the business, and we’ve continued to return excess cash to our shareholders. I’m confident that we have the plans in place for 2015 to drive further improvement.”

EPS reconciliation	Fourth Quarter			Full Year
	2014	2013	Percent Change	2014	2013	Percent Change
Reported EPS	$0.77	$0.78	(1)	$3.56	$3.05	17

Unrealized commodity mark-to-market net loss	0.08	0.01		0.04	0.05

Items affecting comparability
Separation related	—	—		0.01	(0.07)
Litigation provision	(0.01)	—		—	(0.02)
Workforce reduction costs	—	—		—	0.02
Multi-employer pension plan withdrawal	—	0.18		—	0.17
Pension annuity purchase	0.04	—		0.04	—
Core EPS	$0.88	$0.97	(9)	$3.65	$3.20	14
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2014 results	As Reported		Currency Neutral
(Percent change)	Fourth Quarter	FY	Fourth Quarter	FY

BCS Volume	2	1	2	1
Sales Volume	2	1	2	1
Net Sales	3	2	4	3
SOP	11	10	14	12
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 2% with carbonated soft drinks (CSDs) increasing 2% and non-carbonated beverages (NCBs) increasing 1%.

In CSDs, Peñafiel volume increased 17% on product innovation. Our Core 4 brands grew 3% driven by a high-single-digit increase in Canada Dry and low-single-digit increases on Sunkist soda and A&W, which were partially offset by a low-single-digit decline in 7UP. Schweppes increased 10%, and Crush declined mid-single-digits. Dr Pepper volume was flat, and fountain foodservice volume grew 2% for the quarter.

In NCBs, Snapple grew 4% for the quarter, driven primarily by mid-single-digit growth in Snapple Premium, which was partially offset by our de-emphasis on our value products. Clamato volume increased 9%, and our water category grew 5% for the quarter. Hawaiian Punch volume decreased 4% in the period, and Mott’s declined 2% on lower sauce volumes.

By geography, U.S. and Canada volume increased 2%, and Mexico and the Caribbean volume increased 1%.

For the year, BCS volume increased 1% with CSDs increasing 1% and NCBs declining 1%.

In CSDs, Peñafiel volume increased 21% on product innovation. Our Core 4 brands grew 2% driven by a high-single-digit increase in Canada Dry, which was partially offset by a low-single-digit decline in 7UP. Sunkist soda and A&W were flat for the year. Schweppes increased 10%, while Crush decreased low-single-digits. Dr Pepper volume declined 2% primarily on continued declines in diet. Fountain foodservice volume grew 1% for the year.

In NCBs, Hawaiian Punch declined 7%, and Mott’s volume decreased 1% on lower sauce volumes. Clamato increased 7%, and our water category grew 3% for the year. Snapple grew 1%, driven primarily by mid-single-digit growth in Snapple Premium, which was partially offset by our de-emphasis on our value products.

By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 5%.

Sales Volume
Sales volumes increased 2% for the quarter, and 1% for the year.

2014 Segment results	As Reported
(Percent Change)	Fourth Quarter			Full Year
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	2	(2)	(7)	—	—	2
Packaged Beverages	4	4	48	2	1	21
Latin America Beverages	1	10	19	5	15	28
Total	2	3	11	1	2	10

2014 Segment results	Currency Neutral
(Percent Change)	Fourth Quarter			Full Year
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	2	(2)	(7)	—	—	2
Packaged Beverages	4	4	50	2	2	22
Latin America Beverages	1	17	73	5	20	50
Total	2	4	14	1	3	12

Beverage Concentrates
Net sales for the quarter decreased 2% as higher sales volumes and concentrate price increases taken earlier in the year were more than offset by a higher fourth quarter trade accrual. SOP for the quarter declined 7% on the net sales decline, increased marketing investments of $8 million and increases in certain operating costs, including performance-based incentive compensation costs.

Packaged Beverages
Net sales for the quarter increased 4% on higher sales volumes. SOP increased 50%, as last year’s SOP included a $56 million non-cash charge for our withdrawal from a multi-employer pension plan. Positive contributions from net sales growth and ongoing productivity improvements in the current year period were partially offset by increases in certain operating expenses, including health and welfare and performance-based incentive compensation costs. Commodity cost comparisons were negative due primarily to the $14 million LIFO credit recorded last year.

Latin America Beverages
Net sales for the quarter increased 17% driven by higher pricing associated with the pass-through of the sugar tax in Mexico, favorable product and package mix and increased sales volumes. SOP increased 73% as net sales growth, lower commodity costs and ongoing productivity improvements were partially offset by increases in logistic costs and certain operating expenses.

Corporate and Other Items
For the quarter, corporate costs totaled $120 million, including a $23 million unrealized commodity mark-to-market loss. Corporate costs also included a $14 million settlement charge due to the annuitization of certain pension obligations and increases in certain operating expenses, including $6 million in performance-based incentive compensation costs. Corporate costs in the prior year period were $73 million, which included a $3 million unrealized commodity mark-to-market loss.

Net interest expense was flat in the quarter compared to the prior year period.

For the quarter, the reported effective tax rate was 34.8%. The reported effective tax rate for the prior year period was 34.2%.

Cash Flow
For the year, the company generated $1,022 million of cash from operating activities compared to $866 million in the prior year. Capital spending totaled $170 million compared to $179 million in the prior year period. The company returned $717 million to shareholders in the form of stock repurchases ($400 million) and dividends ($317 million).

2015 Full-Year Guidance
The company expects full-year reported net sales to be up approximately 1% and expects core EPS to be in the $3.80 to $3.88 range, after the impact of foreign currency, which is expected to negatively impact net sales and core EPS growth by approximately 1% and 2%, respectively.

Packaging and ingredient costs are expected to decrease COGS by about 1%, on a constant volume/mix basis.

The company expects its core tax rate to be approximately 35.5%.

The company expects capital spending to be approximately 3% of net sales.

The company expects to repurchase $500 million to $550 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year results and the outlook for 2015. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2014 and 2013
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$1,509	$1,463	$6,121	$5,997
Cost of sales	614	583	2,491	2,499
Gross profit	895	880	3,630	3,498
Selling, general and administrative expenses	607	527	2,334	2,272
Multi-employer pension plan withdrawal	—	56	—	56
Depreciation and amortization	29	29	115	115
Other operating expense, net	3	4	1	9
Income from operations	256	264	1,180	1,046
Interest expense	29	29	109	123
Interest income	(1)	(1)	(2)	(2)
Other expense (income), net	(2)	(1)	—	383
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	230	237	1,073	542
Provision (benefit) for income taxes	80	81	371	(81)
Income before equity in earnings of unconsolidated subsidiaries	150	156	702	623
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	1	1
Net income	$150	$156	$703	$624
Earnings per common share:
Basic	$0.77	$0.78	$3.59	$3.08
Diluted	0.77	0.78	3.56	3.05
Weighted average common shares outstanding:
Basic	194.0	199.9	195.8	202.9
Diluted	195.8	201.5	197.4	204.5

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2014 and 2013
(Unaudited, in millions, except share and per share data)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$237	$153
Accounts receivable:
Trade, net	556	564
Other	61	58
Inventories	204	200
Deferred tax assets	67	66
Prepaid expenses and other current assets	86	78
Total current assets	1,211	1,119
Property, plant and equipment, net	1,141	1,173
Investments in unconsolidated subsidiaries	14	15
Goodwill	2,990	2,988
Other intangible assets, net	2,684	2,694
Other non-current assets	159	127
Non-current deferred tax assets	74	85
Total assets	$8,273	$8,201
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$289	$271
Deferred revenue	64	65
Short-term borrowings and current portion of long-term obligations	3	66
Income taxes payable	10	33
Other current liabilities	672	595
Total current liabilities	1,038	1,030
Long-term obligations	2,588	2,508
Non-current deferred tax liabilities	801	755
Non-current deferred revenue	1,250	1,318
Other non-current liabilities	302	313
Total liabilities	5,979	5,924
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 192,957,696 and 197,979,971 shares issued and outstanding for 2014 and 2013, respectively	2	2
Additional paid-in capital	658	970
Retained earnings	1,771	1,393
Accumulated other comprehensive loss	(137)	(88)
Total stockholders' equity	2,294	2,277
Total liabilities and stockholders' equity	$8,273	$8,201

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2014 and 2013
(Unaudited, in millions)

	For the
	Twelve Months Ended
	December 31,
	2014	2013
Operating activities:
Net income	$703	$624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	199	196
Amortization expense	36	38
Amortization of deferred revenue	(65)	(65)
Employee stock-based compensation expense	48	37
Deferred income taxes	43	138
Other, net	21	35
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	—	(13)
Other accounts receivable	(5)	(9)
Inventories	(8)	(3)
Other current and non-current assets	(25)	456
Other current and non-current liabilities	58	(556)
Trade accounts payable	29	(6)
Income taxes payable	(12)	(6)
Net cash provided by operating activities	1,022	866
Investing activities:
Acquisition of business	(19)	(10)
Purchase of property, plant and equipment	(170)	(179)
Purchase of intangible assets	(1)	(5)
Proceeds from disposals of property, plant and equipment	8	1
Other, net	(3)	(2)
Net cash used in investing activities	(185)	(195)
Financing activities:
Repayment of senior unsecured notes	—	(250)
Net (repayment) issuance of commercial paper	(65)	65
Repurchase of shares of common stock	(400)	(400)
Dividends paid	(317)	(302)
Tax withholdings related to net share settlements of certain stock awards	(16)	(13)
Proceeds from stock options exercised	41	15
Excess tax benefit on stock-based compensation	11	6
Other, net	(1)	(1)
Net cash used in financing activities	(747)	(880)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	90	(209)
Effect of exchange rate changes on cash and cash equivalents	(6)	(4)
Cash and cash equivalents at beginning of year	153	366
Cash and cash equivalents at end of period	$237	$153

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2014 and 2013
(Unaudited, in millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Segment Results – Net sales
Beverage Concentrates	$314	$321	$1,228	$1,229
Packaged Beverages	1,067	1,026	4,361	4,306
Latin America Beverages	128	116	532	462
Net sales	$1,509	$1,463	$6,121	$5,997

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Segment Results – SOP
Beverage Concentrates	$202	$218	$790	$778
Packaged Beverages	158	107	636	525
Latin America Beverages	19	16	78	61
Total SOP	379	341	1,504	1,364
Unallocated corporate costs	120	73	323	309
Other operating expense, net	3	4	1	9
Income from operations	256	264	1,180	1,046
Interest expense, net	28	28	107	121
Other expense (income), net	(2)	(1)	—	383
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	$230	$237	$1,073	$542

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the twelve months ended December 31, 2014 and 2013, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the three and twelve months ended December 31, 2014, are (i) separation-related charges, (ii) an adjustment to a previously disclosed legal provision and (iii) a settlement charge related to the purchase of annuities for certain participants receiving benefits in our U.S. defined benefit pension plans. The certain items excluded for the three and twelve months ended December 31, 2013 are (i) separation-related charges, primarily the completion of the IRS audit, a separation-related foreign deferred tax charge and the associated impacts under the Tax Indemnity Agreement with Mondelēz, (ii) an adjustment to a previously disclosed legal provision, (iii) restructuring charges and (iv) a non-cash charge related to our intention to withdraw from a multi-employer pension plan.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended December 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	(2)%	4%	10%	3%
Impact of foreign currency	—%	—%	7%	1%
Net sales, as adjusted to currency neutral	(2)%	4%	17%	4%

	For the Three Months Ended December 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	(7)%	48%	19%	11%
Impact of foreign currency	—%	2%	54%	3%
SOP, as adjusted to currency neutral	(7)%	50%	73%	14%

	For the Twelve Months Ended December 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	—%	1%	15%	2%
Impact of foreign currency	—%	1%	5%	1%
Net sales, as adjusted to currency neutral	—%	2%	20%	3%

	For the Twelve Months Ended December 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	21%	28%	10%
Impact of foreign currency	—%	1%	22%	2%
SOP, as adjusted to currency neutral	2%	22%	50%	12%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Twelve Months Ended
	December 31,
	2014	2013	Change
Net cash provided by operating activities	$1,022	$866	$156
Purchase of property, plant and equipment	(170)	(179)
Free Cash Flow	$852	$687	$165

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2014
	Reported	Mark to Market	Separation Related	Litigation Provision	Pension Annuity Purchase	Total Adjustments	Core
Net sales	$1,509	$—	$—	$—	$—	$—	$1,509
Cost of sales	614	(4)	—	—	—	(4)	610
Gross profit	895	4	—	—	—	4	899
Selling, general and administrative expenses	607	(19)	—	2	(14)	(31)	576
Multi-employer pension plan withdrawal	—	—	—	—	—	—	—
Depreciation and amortization	29	—	—	—	—	—	29
Other operating expense, net	3	—	—	—	—	—	3
Income from operations	256	23	—	(2)	14	35	291
Interest expense	29	—	—	—	—	—	29
Interest income	(1)	—	—	—	—	—	(1)
Other expense (income), net	(2)	—	1	—	—	1	(1)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	230	23	(1)	(2)	14	34	264
Provision (benefit) for income taxes	80	8	(1)	(1)	5	11	91
Income before equity in earnings of unconsolidated subsidiaries	150	15	—	(1)	9	23	173
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$150	$15	$—	$(1)	$9	$23	$173

Diluted earnings per common share	$0.77	$0.08	$—	$(0.01)	$0.04	$0.11	$0.88
Effective tax rate	34.8%						34.5%
Operating margin	17.0%						19.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2013
	Reported	Mark to Market	Multi-employer Pension Plan Withdrawal	Total Adjustments	Core
Net sales	$1,463	$—	$—	$—	$1,463
Cost of sales	583	(4)	—	(4)	579
Gross profit	880	4	—	4	884
Selling, general and administrative expenses	527	1	—	1	528
Multi-employer pension plan withdrawal	56	—	(56)	(56)	—
Depreciation and amortization	29	—	—	—	29
Other operating expense, net	4	—	—	—	4
Income from operations	264	3	56	59	323
Interest expense	29	—	—	—	29
Interest income	(1)	—	—	—	(1)
Other expense (income), net	(1)	—	—	—	(1)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	237	3	56	59	296
Provision (benefit) for income taxes	81	1	21	22	103
Income before equity in earnings of unconsolidated subsidiaries	156	2	35	37	193
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$156	$2	$35	$37	$193

Diluted earnings per common share	$0.78	$0.01	$0.18	$0.19	$0.97
Effective tax rate	34.2%				34.8%
Operating margin	18.0%				22.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2014
	Reported	Mark to Market	Separation Related	Litigation Provision	Pension Annuity Purchase	Total Adjustments	Core
Net sales	$6,121	$—	$—	$—	$—	$—	$6,121
Cost of sales	2,491	11	—	—	—	11	2,502
Gross profit	3,630	(11)	—	—	—	(11)	3,619
Selling, general and administrative expenses	2,334	(24)	—	2	(14)	(36)	2,298
Multi-employer pension plan withdrawal	—	—	—	—	—	—	—
Depreciation and amortization	115	—	—	—	—	—	115
Other operating expense, net	1	—	—	—	—	—	1
Income from operations	1,180	13	—	(2)	14	25	1,205
Interest expense	109	—	—	—	—	—	109
Interest income	(2)	—	—	—	—	—	(2)
Other expense (income), net	—	—	(3)	—	—	(3)	(3)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	1,073	13	3	(2)	14	28	1,101
Provision (benefit) for income taxes	371	5	1	(1)	5	10	381
Income before equity in earnings of unconsolidated subsidiaries	702	8	2	(1)	9	18	720
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	—	—	1
Net income	$703	$8	$2	$(1)	$9	$18	$721

Diluted earnings per common share	$3.56	$0.04	$0.01	$—	$0.04	$0.09	$3.65
Effective tax rate	34.6%						34.6%
Operating margin	19.3%						19.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2013
	Reported	Mark to Market	Separation Related	Litigation Provision	Workforce Reduction Costs	Multi-employer Pension Plan Withdrawal	Total Adjustments	Core
Net sales	$5,997	$—	$—	$—	$—	$—	$—	$5,997
Cost of sales	2,499	(15)	—	—	—	—	(15)	2,484
Gross profit	3,498	15	—	—	—	—	15	3,513
Selling, general and administrative expenses	2,272	(1)	(4)	6	(7)	—	(6)	2,266
Multi-employer pension plan withdrawal	56	—	—	—	—	(56)	(56)	—
Depreciation and amortization	115	—	—	—	—	—	—	115
Other operating expense, net	9	—	—	—	—	—	—	9
Income from operations	1,046	16	4	(6)	7	56	77	1,123
Interest expense	123	—	—	—	—	—	—	123
Interest income	(2)	—	—	—	—	—	—	(2)
Other expense (income), net	383	—	(392)	—	—	—	(392)	(9)
Income before provision (benefit) for income taxes and equity in earnings of unconsolidated subsidiaries	542	16	396	(6)	7	56	469	1,011
Provision (benefit) for income taxes	(81)	6	411	(2)	2	21	438	357
Income before equity in earnings of unconsolidated subsidiaries	623	10	(15)	(4)	5	35	31	654
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	—	—	—	1
Net income	$624	$10	$(15)	$(4)	$5	$35	$31	$655

Diluted earnings per common share	$3.05	$0.05	$(0.07)	$(0.02)	$0.02	$0.17	$0.15	$3.20
Effective tax rate	(14.9)%							35.3%
Operating margin	17.4%							18.7%